Exhibit 99.1

Elauwit Connection, Inc. Delivers 29 Percent Increase in Contracted Units, Larger Sales Pipeline in First Quarter 2026

Billed Units Increase 114% Year-Over-Year

New Sales Team Driving Expanded Sales Opportunities, ~40 Verbal Awards to Date in 2026

COLUMBIA, SC, May 14, 2026 – Elauwit Connection, Inc. (NASDAQ: ELWT) ("Elauwit," the "Company," “we,” or “our”), a national managed services provider of turnkey broadband and property-wide WiFi networks serving multifamily, student housing, and senior living communities, today reported financial results for the first quarter ended March 31, 2026.

Said Dan McDonough, Executive Chairman, “Elauwit is delivering on its 2026 growth plans as we ramp our sales team, drive recurring service revenue and execute on our sales pipeline to bring new properties to our platform. Our new sales organization, established in the first quarter, has secured verbal awards on approximately 40 new properties already this year, representing more than 11,000 units across 14 different ownership groups, plus a robust pipeline of additional opportunities with these ownership groups and others. We believe it is increasingly clear that property owners are choosing Elauwit to secure increased revenue, higher valuations, and happier tenants by bundling our service into their property offering.

“Our success from these wins comes in two stages. First, for our managed services contracts, which remain the bulk of our deployments, we secure upfront construction revenue and margin from the installation project. Second, because we activate new customer units under both our managed services and network-as-a service (“NaaS”) models into billing over the first year of our multi-year services agreements, every new project will create predictable revenue growth over its first 12 months post installation, followed by multiple years of steady, long-lived recurring service revenue streams.

“Underlying our sales and onboarding success, we are also investing in new enterprise resource planning and inventory platforms to drive even greater visibility and cost control in our business as we scale. We believe these tools, combined with rigorous focus on process optimization and an expanded field network of subcontractors supporting new property installations position Elauwit even better for continued growth with property owners across the country.

“Based on our expanded sales efforts, we believe it is increasingly clear that the industry is coming to know Elauwit’s win-win-win scenario: a better connectivity experience for residents, improved revenue share and value to property owners, and profitable growth for Elauwit. With a $25 billion addressable market, proven implementation for both existing and new construction, and a compelling financial benefit, we believe we are well positioned for growth over the next several years.”

Financial and Operating Highlights (unaudited)

	Three Months Ended
(in $ millions)	March 31, 2026	March 31, 2025
Revenues	$4.4	$5.4
Gross Profit	$0.8	$1.3
Operating Expenses	$3.0	$1.6
Net Loss	$(2.2)	$(0.4)
Adjusted EBITDA (Non-GAAP)[1]	$(2.2)	$(0.4)

	3/31/25	3/31/26	Change
Contracted Units: waiting to be built or in the process of installation along with units we currently serve	28,375	36,720	+29.4%
Activated Units: fully installed and on, but may not be fully billing yet due to onboarding	11,674	24,530	+110.1%
Billed Units: fully generating revenue under our managed services or NaaS contracts	9,339	20,059	+114.8%

•	Total revenue decreased 19% year-over-year, reflecting the timing of certain client construction and installation project revenues, which are periodic and variable in nature.
•	Billed units increased more than 114% year over year, driving increased recurring service revenue under long-lived managed service and NaaS revenues.
•	Elauwit fully launched its comprehensive sales team and marketing programs during the first quarter of 2026.
•	The new sales team has rapidly expanded bidding activity with properties across the continental U.S., delivering verbal awards with 14 different ownership groups for 40 additional properties accounting for more than 11,000 units across 16 states plus the District of Columbia.
•	Backlog as of March 31, 2026 was $38.1 million, compared to $15.6 million as of March 31, 2025. Backlog is comprised of new properties contracted for planned installation and the value of recurring services revenue on activated or billed units.

Balance Sheet

As of March 31, 2026:

•	Cash and cash equivalents totaled $3.5 million.
•	Accounts receivable were $3.2 million, and inventories were $1.0 million.
•	Deferred revenue was $3.8 million.
•	Related party debt at March 31, 2026 was $1.2 million, and total debt was $1.9 million.

Conference Call

Elauwit’s management will host a live webcast conference call today at 8:00 a.m. Eastern Time to discuss the financial results and provide business updates on the Company’s strategic plans. To access the live webcast, conference call information, and other materials, please visit Elauwit’s investor relations website at http://investors.elauwit.com/. Please connect at least 10 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. For those wishing to join by telephone only, please dial +1-412-345-1653.

1 Adjusted earnings before interest (income) expense, income taxes, depreciation and amortization (“EBITDA”) is not a U.S. generally accepted accounting principle (“GAAP”) measure. Please refer to the “Non-GAAP Financial Measures” section of this earnings release for a discussion of this non-GAAP measure and the schedules attached to this earnings release for a reconciliation of adjusted EBITDA to net loss.

A webcast replay of the call will be available following the call on Elauwit’s investor relations website.

Quarterly Report on Form 10-Q ("Form 10-Q")

Elauwit anticipates filing its Form 10-Q for the first quarter 2026 within the next couple of business days, which will be available at https://investors.elauwit.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

About Elauwit

Elauwit is a publicly traded connectivity MSP dedicated to rental communities, including multifamily properties, student housing, and senior living. Elauwit designs, builds, and operates managed networks, backed by a service model that treats property teams and residents like a relationship, not an account number.

With dependable connections, exceptional resident support, and no-upfront-cost options, Elauwit helps owners deliver premium connectivity as a competitive advantage, supporting new revenue, resident retention and increased asset value.

For more information, visit www.elauwit.com.

Non-GAAP Financial Measures

In addition to net loss, which is a U.S. GAAP measure, Elauwit presents adjusted EBITDA, which is a non-GAAP measure. Management believes the presentation of adjusted EBITDA, reflecting non-GAAP adjustments, provides important supplemental information to investors and other users of its financial statements in evaluating the operating results of the Company. In particular, by excluding expenses that are not directly related to its operating performance, Elauwit is able to present a view of its underlying business that the management team uses to analyze its historical performance and plan for its future performance. Adjusted EBITDA is a key metric used by management and the Board of Directors to assess the Company’s financial and operating performance. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net loss determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Key Performance Indicators

Elauwit uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: recurring service revenue, contracted units, activated units, billed units and backlog. The Company’s recurring service revenue, contracted units, activated units, billed units and backlog are not necessarily comparable to similarly titled measures reported by other companies.

Elauwit defines recurring service revenue as the monthly recurring service revenue initiated by network activation under our long-term service agreements. Management believes that the Company’s ability to retain and expand revenue from existing customers is an indicator of the long-term value of its customer relationships and potential future business opportunities.

Elauwit defines contracted units as the total number of individual units waiting to be built or in the process of being installed across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of units the Company will serve once the construction process is complete.

Elauwit defines activated units as the total number of individual units that are fully installed and on, but not yet necessarily collecting full recurring service revenue due to onboarding process, across the properties using its networks. Management believes this metric is useful for investors because it illustrates the total number of individual units the Company will collect revenue on once the onboarding process is complete, and can be tracked over time to show the reach of its networks.

Elauwit defines billed units as the total number of individual units that it is currently collecting revenue on across the properties using its networks. Management believes this metric is useful to investors because it illustrates the total number of individual units the Company collects revenue on and can be tracked over time to show the reach of its networks. Management believes it is more useful to compare total billed units as opposed to total customers or total subscribers because the Company’s revenue is more closely tied to the number of units it serves than the total number of customers or subscribers.

Backlog is defined as the aggregate amount of a contract price allocated to remaining performance obligations. Total backlog can include network design and installation performance obligations and internet network services and hardware and internet services performance obligations. Management believes tracking backlog is useful to investors because it illustrates the remaining performance obligations under our contracts and the revenue we expect to recognize in the future.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s future financial results, the Company’s growth strategies and pipeline, and its performance as a public company. The words “anticipate,” “believe,” “can,” “continue,” “future,” “opportunity,” “potential,” “predict,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to improve its financial performance and achieve its growth objectives, and other factors set forth in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Contacts:

Investor Relations:

Darrow Associates

Matt Kreps, Managing Director

+1-214-597-8200

mkreps@darrowir.com

Media:

Elauwit Connection, Inc.

Katie Hayward, VP Marketing

+1-704-558-3099

sales-pr@elauwit.com

ELAUWIT CONNECTION, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and par value data)

	March 31, 2026	December 31, 2025
ASSETS
Current Assets
Cash and cash equivalents	$3,534	$6,154
Accounts receivable, net of allowance for credit losses of $429 and $303, respectively	3,190	2,407
Inventories	1,028	1,004
Network financing receivable, current	213	213
Prepaid expenses and other current assets	443	550
Total current assets	8,408	10,328
Network financing receivable	1,025	1,078
Lease right-of-use assets, net	14	28
Net investment in lease	446	483
Other non-current assets	26	26
TOTAL ASSETS	$9,919	$11,943
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Deferred revenue	$3,811	$2,886
Accounts payable	1,094	1,813
Accrued expenses and other current liabilities	563	495
Operating lease liabilities, current	14	29
Related party debt, current	778	804
Note payable, current	199	196
Total current liabilities	6,459	6,223
Related party debt, net of current	446	506
Note payable, net of current	442	490
Deferred revenue, net of current	293	308
TOTAL LIABILITIES	7,640	7,527

Commitments and contingencies (see Note 13)

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 100,000 authorized as of March 31, 2026 and December 31, 2025; 0 outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value, 14,900,000 shares authorized; 6,619,796 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Additional Paid-in Capital	19,034	19,009
Accumulated deficit	(16,755)	(14,593)
Total stockholders' equity	2,279	4,416
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,919	$11,943

ELAUWIT CONNECTION, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per value data)

	For the three months ended March 31,
	2026	2025
Revenues
Revenues	$4,430	$5,446
Cost of revenues
Cost of revenues	3,603	4,187
Gross profit	827	1,259
Operating expenses
General and administrative	2,884	1,606
Sales and marketing	143	22
Total operating expenses	3,027	1,628
Operating loss from operations	(2,200)	(369)
Other expense, net
Interest income (expense), net	38	(73)
Total other income (expense), net	38	(73)
Loss from operations before income taxes	(2,162)	(442)
Income tax expense	—	—
Net loss	(2,162)	(442)
Net loss per share, basic and diluted	$(0.33)	$(0.09)
Weighted average common shares used in computing net loss per share, basic and diluted	6,619,796	$5,000,000

ELAUWIT CONNECTION, INC.

Reconciliation from Net Loss to Adjusted EBITDA

(in thousands, except share and per value data)

(UNAUDITED)

	For the three months ended March 31,
	2026	2025
Net Loss	$(2,162)	$(442)
Addback:
Income tax expense	-	-
Interest expense, net	(38)	73
Depreciation and amortization	14	12
EBITDA	$(2,186)	$(357)
Addback:
Change in fair value of SAFE liability	-	-
Stock based compensation expense	15	-
Adjusted EBITDA	$(2,171)	$(357)